Exhibit 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record First Quarter Results

•                  First quarter sales increase 2.6 percent to a record $486.4 million

•                  Net earnings per share for the first quarter up 29.6 percent to a record $0.70

•                  Company is well positioned as it enters key selling season

•                  Full-year earnings guidance raised

BLOOMINGTON, Minn. (February 18, 2016) — The Toro Company (NYSE: TTC) today reported net earnings of $39.3 million, or $0.70 per share, on a net sales increase of 2.6 percent to $486.4 million for its first quarter ended January 29, 2016. In the comparable fiscal 2015 period, the company delivered net earnings of $31.0 million, or $0.54 per share, on net sales of $474.2 million.

“We are very encouraged by the positive start to the fiscal year, delivering record results for the first quarter,” said Michael J Hoffman, Toro’s chairman and chief executive officer.  “Our residential business benefitted from strong demand for zero turn riding mowers.  Strong sales of our landscape contractor equipment, increased demand for our specialty construction equipment and higher sales of golf irrigation products also contributed to the positive start to the fiscal year.”

“With an ongoing focus on innovation, we are excited about our new product lineup across our businesses for fiscal 2016.  Most recently, our new golf equipment and irrigation products received a positive reception at the Golf Industry Show in San Diego, California last week. New products such as the Workman® light duty vehicle and the enhanced product offerings for our INFINITY® Series golf sprinkler were well received by those attending the show.  We were also pleased by the excitement surrounding our new product offerings at the 2016 Sports Turf Managers Show that also took place in San Diego, California.  Similarly, in the days ahead, the team will be busy preparing for the upcoming Rental Show in the end of February, where we expect to see positive opportunities in a key growth market.”

“Looking ahead to our primary selling season, we are well positioned across our businesses to drive retail sales and gain market share with our strong product portfolio.  We remain optimistic as we prepare to execute on this positive momentum, while acknowledging the challenges we could encounter from a deteriorating economic environment or unfavorable weather conditions.  However, as always, we will remain focused on those things within our control — delivering new product innovation, providing strong customer service and driving solid market performance.”

The company continues to expect revenue growth for fiscal 2016 to be about 4 percent, and now expects net earnings per share to be about $3.85 to $3.95 for the year.  For the second quarter, the company expects net earnings per share to be about $1.75 to $1.80.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for the first quarter were $338.8 million, flat to $339.7 million in the same period last year. Strong sales of landscape contractor equipment contributed positively to the results however, this momentum was negatively impacted by unfavorable foreign currency exchange rates.  Demand for the BOSS® snow and ice management products was lower due to a lack of snowfall in the early winter months, which also affected the first quarter results.

•                  Professional segment earnings for the first quarter were $61.6 million, up $5.9 million from $55.7 million in the same period last year.

Residential

Residential segment net sales for the first quarter were $144.3 million, up 7.1 percent from $134.7 million in the same period last year. This increase is primarily due to higher shipments of zero turn riding mowers both domestically and internationally over the comparable period last fiscal year.  Somewhat offsetting these increases were lower sales of snow product and walk power mowers compared to the same period last year.

•                  Residential segment earnings for the first quarter were $16.7 million, up $3.0 million from $13.7 million in the same period last year.

OPERATING RESULTS

Gross margin as a percent of sales for the first quarter was 37.6 percent, an increase of 200 basis points from the same period last year. This increase was primarily due to the BOSS acquisition purchase accounting, which impacted the first quarter of fiscal 2015, resulting in a onetime adjustment. Productivity improvements as well as lower commodity prices also drove the improvement.

Selling, general and administrative (SG&A) expense as a percent of sales for the first quarter was 26.5 percent, an increase of 30 basis points from the same period last year. This increase was due to slightly higher expense across various categories, primarily including advertising, warehousing and employee incentive expenses.

First quarter operating earnings as a percent of sales were 11.1 percent, compared to 9.4 percent for the same period last year.

The effective tax rate for the first quarter was 26.9 percent, compared to 26.3 percent in the same period last year.  The benefit received from the retroactive reenactment of the Federal Research and Engineering Tax Credit for calendar year 2015 was consistent with the prior year.

Accounts receivable at the end of the first quarter were $190.3 million, down 7.3 percent from the same period last year. Net inventories were $422.0 million, up 15.8 percent from the same period last year due to both residential snow throwers and BOSS snow plows and residential and landscape contractor riding mower products. Trade payables were $211.2 million, up 8.0 percent from the same period last year.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2015, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

February 18, 2016 at 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on February 18, 2016. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including our acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended
	January 29, 2016	January 30, 2015
Net sales	$486,398	$474,211
Gross profit	182,654	168,999
Gross profit percent	37.6%	35.6%
Selling, general, and administrative expense	128,815	124,577
Operating earnings	53,839	44,422
Interest expense	(4,654)	(4,716)
Other income, net	4,512	2,267
Earnings before income taxes	53,697	41,973
Provision for income taxes	14,436	11,023
Net earnings	$39,261	$30,950

Basic net earnings per share	$0.71	$0.55

Diluted net earnings per share	$0.70	$0.54

Weighted average number of shares of common stock outstanding — Basic	55,014	56,043

Weighted average number of shares of common stock outstanding — Diluted	56,163	57,242

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended
Segment Net Sales	January 29, 2016	January 30, 2015
Professional	$338,836	$339,706
Residential	144,284	134,743
Other	3,278	(238)
Total*	$486,398	$474,211

* Includes international sales of	$127,246	$142,901

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	January 29, 2016	January 30, 2015
Professional	$61,592	$55,659
Residential	16,739	13,727
Other	(24,634)	(27,413)
Total	$53,697	$41,973

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	January 29, 2016	January 30, 2015
ASSETS
Cash and cash equivalents	$118,140	$82,914
Receivables, net	190,297	205,287
Inventories, net	422,036	364,390
Prepaid expenses and other current assets	36,983	41,084
Deferred income taxes	37,633	40,414
Total current assets	805,089	734,089

Property, plant, and equipment, net	221,523	214,783
Deferred income taxes	28,367	25,629
Goodwill and other assets, net	338,855	347,667
Total assets	$1,393,834	$1,322,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23,398	$20,340
Short-term debt	52,912	47,000
Accounts payable	211,216	195,569
Accrued liabilities	262,888	245,299
Total current liabilities	550,414	508,208

Long-term debt, less current portion	341,127	364,662
Deferred revenue	11,246	10,812
Other long-term liabilities	31,118	24,646
Stockholders’ equity	459,929	413,840
Total liabilities and stockholders’ equity	$1,393,834	$1,322,168

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended
	January 29, 2016	January 30, 2015
Cash flows from operating activities:
Net earnings	$39,261	$30,950
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Noncash income from finance affiliate	(1,878)	(1,460)
Provision for depreciation and amortization	15,741	14,849
Stock-based compensation expense	2,477	2,684
Increase in deferred income taxes	—	(152)
Other	(464)	(21)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(12,614)	(50,390)
Inventories, net	(92,918)	(80,283)
Prepaid expenses and other assets	(4,584)	(4,745)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	56,219	65,177
Net cash provided by (used in) operating activities	1,240	(23,391)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(10,680)	(10,099)
Proceeds from asset disposals	60	23
Distributions from (contributions to) finance affiliate, net	765	(385)
Proceeds from sale of a business	1,500	—
Acquisition, net of cash acquired	—	(197,782)
Net cash used in investing activities	(8,355)	(208,243)

Cash flows from financing activities:
Increase in short-term debt	51,789	25,717
Repayments of long-term debt	(13,442)	(130)
Excess tax benefits from stock-based awards	3,362	3,140
Proceeds from exercise of stock options	2,495	2,379
Purchases of Toro common stock	(27,485)	(14,678)
Dividends paid on Toro common stock	(16,496)	(14,014)
Net cash provided by financing activities	223	2,414

Effect of exchange rates on cash and cash equivalents	(1,243)	(2,739)

Net decrease in cash and cash equivalents	(8,135)	(231,959)
Cash and cash equivalents as of the beginning of the fiscal period	126,275	314,873

Cash and cash equivalents as of the end of the fiscal period	$118,140	$82,914

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